Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 2 to the Registration Statement of Non-Invasive Monitoring Systems, Inc. on Form S-1 (No. 333-297574) to be filed on or about September 17, 2026 of our report dated April 17, 2026, on our audits of the financial statements of Gravitics, Inc. as of December 31, 2025 and 2024 and for each of the years then ended. Our report includes an explanatory paragraph about the existence of substantial doubt concerning Gravitics, Inc.’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

September 17, 2026